Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FOURTH QUARTER AND

FY2013 OPERATING RESULTS

LARGO, Florida (September 30, 2013) – Unilens Vision Inc. (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the quarter and fiscal year ended June 30, 2013.

Fourth Quarter Highlights

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The Company licensed its next-generation multifocal technology to Bausch + Lomb, a leading global eye health company.

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The Company continued the national roll-out of its new silicone hydrogel disposable C-Vue® HydraVUE™ Multifocal contact lenses for monthly replacement.

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Product sales increased 1.9% to $1,587,926, compared with $1,558,567 in the fourth quarter of the previous year, representing the first year-over-year increase in the Company’s product sales since the third quarter of FY2012.

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Royalty income declined 24.8% to $465,476, versus $619,064 in the prior-year period.

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Total revenue decreased 5.7% to $2,053,402, compared with $2,177,631 in the fourth quarter of FY2012, due to lower royalty income, partially offset by higher product sales.

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Operating expenses increased 6.2% to $806,914, primarily due to higher sales and marketing expenses.

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Interest expense declined 72% to $27,581, versus $98,851 in the year-earlier quarter.

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Net income declined 46% to $128,960 in the fourth quarter of FY2013, compared with $238,803 in the final quarter of the previous fiscal year.

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Diluted earnings per share declined to $0.05 in the quarter ended June 30, 2013, versus $0.10 in the quarter ended June 30, 2012.

Management Comments

“We believe the accomplishment of a number of important strategic objectives has set the stage for improved operating results in Fiscal 2014 and future years,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “During the fourth quarter we recorded our first increase in quarterly product sales in over a year, as sales of our C-Vue® Advanced HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement continued to propel our custom lens business forward at double-digit percentage growth rates.  Also, initial sales of our new silicone hydrogel C-Vue® HydraVUE™ Multifocal disposable lenses, which were introduced in March 2013, were instrumental in stabilizing our overall disposable lens revenue towards the end of the fourth quarter.  We expect further progress in product sales with the anticipated launch of new products.  When combined with the previously announced licensing of our next-generation technology to Bausch + Lomb we believe prospects for a turnaround in product sales, royalty income and net income during Fiscal 2014 are excellent.”

Fourth Quarter Results

For the three months ended June 30, 2013, total revenue including royalty income decreased 5.7% to $2,053,402, compared with total revenue of $2,177,631 in the fourth quarter of FY2012.  Total product sales increased 1.9% to $1,587,926 in the fourth quarter of FY2013, versus $1,558,567 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category decreased 1.1%, primarily due to pressures from competitive product offerings, slightly offset by sales of the Company’s new silicone hydrogel disposable C-VUE HydraVUE Multifocal lenses.  Sales of custom soft lenses increased 12.2% relative to year-earlier levels.

Royalty income from Bausch + Lomb declined 24.8% to $465,476 in the quarter ended June 30, 2013, compared with $619,064 in the prior-year quarter.

Gross profit margins declined to 36.6% of product sales during the fourth quarter of FY2013, versus 38.8% in the fourth quarter of FY2012.

Operating expenses increased 6.2% to $806,914 in the final three months of FY2013, compared with $760,072 in the year-earlier period.  Modest growth in research and development costs, along with higher sales and marketing expenses, were partially offset by lower administrative costs.

Net non-operating expenses declined 84.2% to $23,943, versus $151,219 a year earlier, primarily due to a reduction in interest expense resulting from lower debt levels and a bank debt refinancing in May 2012.

Pretax income decreased 31.1% to $215,583 in the three months ended June 30, 2013, compared with $312,675 in the corresponding period of the previous fiscal year.  The Company reported a 46.0% reduction in net income, which totaled $128,960 in the fourth quarter of FY2013, versus $238,803 in the prior-year period.  Diluted earnings per share declined to $0.05 in the three months ended June 30, 2013, compared with $0.10 in the three months ended June 30, 2012.

The Company paid its 27th consecutive quarterly cash dividend in the fourth quarter of FY2013 and its 28th consecutive quarterly cash dividend in the first quarter of FY2014.  The $0.045 per share quarterly cash dividends provide an annualized current yield of 4.5% to Unilens shareholders based upon a common stock price of $4.00 per share at the close of stock market trading on September 27, 2013.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

Fiscal Year 2013 Results

For the fiscal year ended June 30, 2013, total revenue including royalty income decreased 6.8% to $8,131,756, compared with total revenue of $8,721,145 in FY2012.  Total product sales declined 2.2% to $6,042,743 in the most recent fiscal year, versus $6,181,449 in the previous fiscal year.  Sales in the disposable lens category decreased 5.8%, primarily due to pressures from competitive multifocal offerings and promotional programs, partially offset by sales of the Company’s new C-VUE HydraVUE Multifocal line of silicone hydrogel disposable lenses, which was launched at the end of March 2013.  Sales of custom soft lenses increased 10.7% when compared with FY2012, due primarily to continued strong demand for the Company’s completely customizable silicone hydrogel C-VUE Advanced® HydraVUE™ multifocal contact lenses.

Royalty income from Bausch & Lomb declined 17.7% to $2,089,013, compared with $2,539,696 in the twelve months ended June 30, 2012.

Gross profit margins narrowed to 38.0% of product sales during FY2013, versus 39.0% in FY2012, primarily due to higher one-time purchasing cost adjustments during the third quarter of FY2013, partially offset by manufacturing improvements implemented during the first quarter of FY2013.

Operating expenses increased 2.3% to $3,013,635 in the twelve months ended June 30, 2013, compared with $2,944,876 in FY2012, as higher expenses related to new product launch activities, increased payroll and corporate rebranding were partially offset by lower administrative expenses.

Net non-operating expenses declined 70.0% to $104,787, versus $349,335 a year earlier, primarily due to a reduction in interest expense resulting from lower debt levels and a bank debt refinancing in May 2012.

Pretax income decreased 23.6% to $1,264,358 in the fiscal year ended June 30, 2013, compared with $1,654,520 in the previous fiscal year.  The Company recorded a 27.2% decline in net income, which totaled $832,626 in FY2013, versus $1,143,938 in FY2012.  Diluted earnings per share declined to $0.35, compared with $0.48 in FY2012.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FOURTH QUARTER AND TWELVE MONTHS - FISCAL 2013

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues:
Sales	$1,587,926	$1,558,567	$6,042,743	$6,181,449
Royalty income	465,476	619,064	2,089,013	2,539,696
Total revenues	2,053,402	2,177,631	8,131,756	8,721,145
Operating costs and expenses:
Cost of sales	1,006,962	953,665	3,748,976	3,772,414
Expenses	806,914	760,072	3,013,635	2,944,876
Total operating costs and expenses	1,813,876	1,713,737	6,762,611	6,717,290
Operating income	239,526	463,894	1,369,145	2,003,855
Other non-operating items:
Other income	3,638	(52,368)	10,249	(50,250)
Interest expense	(27,581)	(98,851)	(115,036)	(299,085)
Total other non-operating items	(23,943)	(151,219)	(104,787)	(349,335)
Income before income tax expense	215,583	312,675	1,264,358	1,654,520
Income tax expense	86,623	73,872	431,732	510,582
Net income for the period	$128,960	$238,803	$832,626	$1,143,938
Net income per common share:
Basic	$0.05	$0.10	$0.35	$0.48
Diluted	$0.05	$0.10	$0.35	$0.48
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$1,043,939	$1,996,581
Investing activities			(170,808)	(544,611)
Financing activities			(1,107,926)	(1,678,353)
Decrease in cash			$(234,795)	$(226,383)
BALANCE SHEET
			June 30, 2013	June 30, 2012
Cash and cash equivalents			$140,182	$374,977
Total assets			4,108,007	3,824,344
Current liabilities			2,184,841	1,772,583
Total liabilities			4,590,369	4,712,847
Stockholders’ deficit			$(482,362)	$(888,503)

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